UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

1475 WEST 9000 SOUTH, SUITE A

WEST JORDAN, UT 84088

Telephone: (801) 566-6681

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

March 12, 2021

Dear Stockholder:

On February 18, 2021, Sportsman’s Warehouse Holdings, Inc. (“Sportsman’s Warehouse,” “we,” “us” or “our”) commenced the mailing of the definitive proxy statement, dated February 16, 2021 (which we refer to as the “proxy statement”), to stockholders of Sportsman’s Warehouse relating to the special meeting of stockholders of Sportsman’s Warehouse to be held virtually on March 23, 2021 (which we refer to as the “special meeting”). This is a supplement to the proxy statement (which we refer to as the “supplement”) that supplements and updates certain information in the proxy statement. Defined terms used in this supplement but not otherwise defined herein have the meanings ascribed to those terms in the proxy statement.

Your vote is very important. The merger cannot be completed unless the merger proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The proxy statement provides detailed information about the special meeting, the merger and the merger proposal. Please read the proxy statement carefully and in its entirety.

If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. If you have already delivered a proxy and do not wish to revoke or change that proxy, no action is required in connection with this supplement. For information about voting or revoking a proxy, please see the sections of the proxy statement entitled “Questions and Answers About the Special Meeting and the Merger” beginning on page 14 and “The Special Meeting” beginning on page 27.

The Sportsman’s Warehouse Stockholder Actions

As of March 12, 2021, seven lawsuits have been filed on behalf of individuals purporting to be stockholders of Sportsman’s Warehouse, challenging the merger (which we refer to collectively as the “Stockholder Actions”). The first complaint was filed on February 24, 2021 by Anthony Morgan, on behalf of himself and all others similarly situated, in the United States District Court for the Northern District of California and is captioned Morgan v. Sportsman’s Warehouse Holdings, Inc., et al., 3:21-cv-01315. The second complaint was filed on February 26, 2021 by Bryan Kubicek, on behalf of himself and all others similarly situated, in the United States District Court for the District of Delaware and is captioned Kubicek v. Sportsman’s Warehouse Holdings, Inc., et al., 1:21-cv-00302. The third complaint was filed on March 1, 2021 by Arian Ray in the United States District Court for the Eastern District of Pennsylvania and is captioned Ray v. Sportsman’s Warehouse Holdings, Inc., et al., 2:21-cv-00967. The fourth complaint was filed on March 4, 2021 by Michael Huff in the United States District Court for the District of Delaware and is captioned Huff v. Sportsman’s Warehouse Holdings, Inc., et al., 1:21-cv-00337. The fifth complaint was filed on March 6, 2021 by Robert Waldron in the United States District Court for the District of Colorado and is captioned Waldron v. Sportsman’s Warehouse Holdings, Inc., et al., 1:21-cv-00682. The sixth complaint was filed on March 9, 2021 by Anthony Pitruzzello in the United States District Court for the Southern District of New York and is captioned Pitruzzello v. Sportsman’s Warehouse Holdings, Inc., et al., 1:21-cv-02040. The seventh complaint was filed on March 11, 2021 by Mike Collawn in the United States District Court for the Southern District of New York and is captioned Collawn v. Sportsman’s Warehouse Holdings, Inc., et al., 1:21-cv-02117. Each of the Stockholder Actions names Sportsman’s Warehouse and each member of the Board as defendants.

The Stockholder Actions purport to state claims for violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated under the Exchange Act (“Rule 14a-9”). The Pitruzzello complaint also purports to state a claim that members of the Board violated their fiduciary duty of candor. The plaintiffs in the Stockholder Actions generally allege that the proxy statement omits material information with respect to the merger which renders the proxy statement false and misleading. The plaintiffs in the Stockholder Actions seek, among other things, an injunction preventing the consummation of the merger, or if the merger is consummated, rescission of the merger or an award of rescissory damages, a declaration that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9, and an award of the costs of the action, including reasonable allowance for attorneys’ and experts’ fees. The Morgan, Kubicek and Waldron complaints also seek an injunction preventing any vote on the Merger, including those contemplated at the special meeting. Sportsman’s Warehouse believes each of these lawsuits is without merit.

Sportsman’s Warehouse has vigorously denied, and continues vigorously to deny, that it has committed or aided and abetted in the commission of any violation of law or duties or engaged in any of the wrongful acts that were alleged in the Stockholder Actions. We expressly maintain that, to the extent applicable, we diligently complied with any applicable fiduciary and other legal duties and are providing the supplemental disclosures to the proxy statement set forth below solely to eliminate the burden and expense of further litigation, to put the claims that were or could have been asserted to rest, to provide additional information to our stockholders, and to avoid any possible delay to the closing of the merger that might arise from further litigation. Nothing in this supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

Important information concerning the proposed merger is set forth in the proxy statement. The proxy statement is amended and supplemented by, and should be read in conjunction with, the information set forth in this supplement, which information shall be considered part of the proxy statement.

We urge you to read carefully and in its entirety the proxy statement that was previously sent to you and this supplement, including the Annexes to the proxy statement and the documents incorporated by reference therein.

The Board continues to unanimously recommend that Sportsman’s Warehouse stockholders vote "FOR" the merger proposal, “FOR” the proposal to approve the merger-related executive compensation, and “FOR” the adjournment proposal, each as described in the proxy statement.

AMENDED AND SUPPLEMENTAL DISCLOSURES

Without admitting in any way that the disclosures below are material or otherwise required by law, Sportsman’s Warehouse makes the following amended and supplemental disclosures:

The section of the proxy statement entitled “Summary — Regulatory Clearance — HSR Clearance” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 7 of the proxy statement by inserting the following after the third paragraph under the heading “HSR Clearance”:

On March 3, 2021, each of Sportsman’s Warehouse and Great Outdoors Group received a notification from the Pennsylvania Office of Attorney General (the “Pennsylvania Attorney General”) that it intends to collaborate with the FTC to review the merger. In connection with its review, Sportsman’s Warehouse and Great Outdoors Group have agreed to produce to the Pennsylvania Attorney General documents and information supplied to the FTC.

The section of the proxy statement entitled “The Merger — Certain Company Forecasts” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 49 of the proxy statement by inserting the following language after the sixth paragraph under the heading “Certain Company Forecasts”:

The assumptions and inputs used by management in preparing the Three Year Management Projections include, without limitation, the following:

•	the continued operation of Sportsman’s Warehouse on a standalone basis as an independent public company;

•	the opening of 32 new Sportsman’s Warehouse stores and 8 new Legacy Shooting Centers, in the aggregate, in fiscal years 2021 through 2023, with each new Sportsman’s Warehouse store projected to incur $300,000 in pre-opening expenses;

•	a 17.8% decline in same store sales in fiscal year 2021 as compared to fiscal year 2020, reflecting the anticipated normalization of unique business levels experienced during fiscal year 2020 due to the COVID-19 pandemic, followed by a 1.5% growth in same store sales for each of fiscal years 2022 and 2023, in each case as compared against the previous fiscal year;

•	average annual capital expenditures of $45 million for fiscal years 2021 through 2023; and

•	an income tax rate of 26.7% for each of fiscal years 2021, 2022 and 2023.

The section of the proxy statement entitled “The Merger — Opinion of Robert W. Baird & Co. Incorporated” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on pages 60 and 61 of proxy statement under the heading “Selected Transaction Analysis” by replacing the table that begins at the bottom of page 60 with the following:

Target	Buyer	EV / LTM Adjusted EBITDA	EV / NTM Adjusted EBITDA	Enterprise Value (in millions)
The Marshall Retail Group, LLC	WH Smith PLC	12.7x	N/A	$400
Smart & Final Stores, Inc.	Apollo Global Management, LLC	7.1x	5.8x	$1,116
InMotion Entertainment Group, LLC	WH Smith PLC	9.9x	N/A	$198
City Gear, LLC	Hibbett Sporting Goods, Inc.	7.8x	N/A	$113
SUPERVALU INC.	United Natural Foods, Inc.	7.2x	7.4x	$2,977
West Marine, Inc.	Monomoy Capital Partners	6.4x	5.1x	$240
Staples, Inc.	Sycamore Partners Management, L.P.	5.1x	5.5x	$6,537
Whole Foods Market, Inc.	Amazon.com, Inc.	10.6x	10.0x	$13,733
Cabela’s Incorporated	Bass Pro Group, LLC	10.6x	9.1x	$5,005
The Fresh Market, Inc.	Apollo Global Management, LLC	7.0x	6.2x	$1,330
Roundy’s, Inc.	The Kroger Co.	7.2x	6.5x	$802
Life Time Fitness, Inc.	Leonard Green & Partners, L.P. / TPG Capital LP / LNK Partners, LLC	10.7x	9.1x	$4,063
The Pantry, Inc.	Alimentation Couche-Tard Inc.	7.8x	7.4x	$1,732
PetSmart, Inc.	BC Partners, Inc. / La Caisse de dépôt et placement du Québec / StepStone Group LP	9.1x	8.2x	$8,709
Family Dollar Stores, Inc.	Dollar Tree, Inc.	11.3x	9.5x	$9,114

The section of the proxy statement entitled “The Merger — Opinion of Robert W. Baird & Co. Incorporated” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 63 of the proxy statement under the heading “Discounted Cash Flow Analysis” by replacing such disclosure therein with the following:

Baird performed a discounted cash flow analysis utilizing the projected unlevered free cash flows of Sportsman’s Warehouse from 2020 to 2025, as set forth in the DCF Projections provided by our senior management. In such analysis, Baird calculated the present values of the unlevered free cash flows from 2020 to 2025 by discounting such amounts at rates ranging from 8.75% to 11.75% using the capital asset pricing model. Baird calculated the present values of the free cash flows beyond 2025 by assuming terminal values ranging from 7.0x to 8.5x, based on the average enterprise value to LTM EBITDA multiple for Sportsman’s Warehouse since its initial public offering in April 2014, year 2025 EBITDA and discounting the resulting terminal values of approximately $507.1 million to $710.3 million at rates ranging from 8.75% to 11.75%. Our management informed Baird that Sportsman’s Warehouse had 45,024,837 shares outstanding on a fully-diluted basis as of December 18, 2020. The summation of the present values of the unlevered free cash flows and the present values of the terminal values produced equity values ranging from $13.85 to $18.58 per share, as compared to the Per Share Equity Purchase Price of $18.00 per share.

The section of the proxy statement entitled “The Merger — Regulatory Clearance — Hart Scott Rodino Antitrust Improvements Act” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on pages 71 and 72 of the proxy statement by inserting the following after the second paragraph under the heading “Hart Scott Rodino Antitrust Improvements Act” on page 71:

On March 3, 2021, each of Sportsman’s Warehouse and Great Outdoors Group received a notification from the Pennsylvania Attorney General that it intends to collaborate with the FTC to review the merger. In connection with its review, Sportsman’s Warehouse and Great Outdoors Group have agreed to produce to the Pennsylvania Attorney General documents and information supplied to the FTC.

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the proposed merger. In connection with the solicitation of proxies for the proposed merger, Sportsman’s Warehouse filed the proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on February 16, 2021. The proxy statement contains important information about the proposed merger and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF SPORTSMAN’S WAREHOUSE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS THAT HAVE BEEN OR WILL BE FILED CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT SPORTSMAN’S WAREHOUSE AND THE MERGER. Stockholders can obtain copies of the proxy statement and any other documents filed by Sportsman’s Warehouse with the SEC, for no charge at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement from Sportsman’s Warehouse by contacting Sportsman’s Warehouse’s Investor Relations Department by telephone at (801) 566-6681, by mail to Sportsman’s Warehouse Holdings, Inc., Attention: Investor Relations, 1475 West 9000 South, Suite A, West Jordan, Utah 84088, or by going to Sportsman’s Warehouse’s Investor Relations page on its corporate website at http://investors.sportsmans.com.

Participants in Solicitation

Sportsman’s Warehouse and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Sportsman’s Warehouse’s stockholders in respect of the merger. Information about Sportsman’s Warehouse’s directors and executive officers is available in Sportsman’s Warehouse’s proxy statement for its 2020 annual meeting of stockholders filed with the SEC on April 17, 2020. Other information regarding persons who may be deemed participants in the proxy solicitation, including their respective direct or indirect interests by security holdings or otherwise, is set forth in the proxy statement Sportsman’s Warehouse filed with the SEC on February 16, 2021. These documents can be obtained free of charge from the sources indicated above.

Forward-looking Statements

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors can identify these statements by the fact that they use words such as “continue,” “expect,” “may,” “opportunity,” “plan,” “future,” “ahead” and similar terms and phrases. Actual results may differ materially from the forward-looking statements due to risks and uncertainties concerning Great Outdoors Group’s proposed acquisition of Sportsman’s Warehouse. The potential risks and uncertainties include, among others, the possibility that Sportsman’s Warehouse may be unable to obtain the required stockholder approval or antitrust regulatory clearance or that other conditions to closing the merger may not be satisfied, such that the merger may not close or that the closing may be delayed; the reaction of customers, vendors, and employees to the announcement or consummation of the merger; general economic conditions, including the risk and uncertainties caused by COVID-19 and measures taken in response to the pandemic; that the merger may involve unexpected costs, liabilities or delays; risks that the merger disrupts current plans and operations of the parties to the transaction; the amount of the costs, fees, expenses and charges related to the merger; the outcome of any legal proceedings related to the merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; and other factors about Sportsman’s Warehouse and its business that are set forth in Sportsman’s Warehouse’s other filings with the SEC, including under the caption “Risk Factors” in Sportsman’s Warehouse’s Form 10-K for the fiscal year ended February 1, 2020 which was filed with the SEC on April 9, 2020. Any forward-looking statement made by Sportsman’s Warehouse in this filing speaks only as of the date on which Sportsman’s Warehouse makes it. Factors or events that could cause Sportsman’s Warehouse’s actual results to differ may emerge from time to time, and it is not possible for Sportsman’s Warehouse to predict all of them. Sportsman’s Warehouse undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.